FOR IMMEDIATE RELEASE
CatchMark Reports First Quarter 2017 Results and Declares Dividend
ATLANTA - May 4, 2017 - In line with expectations, CatchMark Timber Trust, Inc. (NYSE: CTT) reported lower revenue, an increase in GAAP net loss, and a decrease in Adjusted EBITDA for the quarter ended March 31, 2017 compared to the three-month period ending March 31, 2016. A decrease in year-over-year harvest volumes and timber sales revenue resulted from the company’s decision in first quarter 2016 to take advantage of then-favorable market pricing opportunities to accelerate the realization of planned harvest volumes for the year and increase timber sales during the quarter. Those conditions did not recur in 2017, putting CatchMark on a more normalized earnings course. The company also reported lower timberland sales during the first quarter 2017 compared to first quarter 2016.
Jerry Barag, CatchMark’s President and CEO said, “For 2017, CatchMark remains very much on track to meet our operating plan in all respects, in addition to executing a new joint venture with an institutional partner, which we announced last week. Last year’s wet winter weather conditions had presented a unique opportunity to push forward planned harvests for the year, which boosted first quarter 2016 results accordingly and made this quarter’s performance appear somewhat weaker in comparison.”
CatchMark today also announced a dividend of $0.135 per share to stockholders of record on May 31, 2017 payable on June 16, 2017.
Willis J. Potts, Jr., CatchMark’s Chairman of the Board, said: “We remain very much on course for delivering sustainable growth from our operations and maintaining a healthy dividend through executing our business plan and new institutional initiatives.”

Results Overview
First quarter 2017 operating results included:

•	Generated revenues of $23.1 million, compared to $27.2 million in first quarter 2016.

•	Incurred a net loss of $2.0 million in accordance with GAAP, compared to $0.6 million in the first quarter 2016.

•	Realized Adjusted EBITDA of $10.6 million, compared to $16.1 million in the first quarter 2016.

•	Completed timberland sales of approximately 2,800 acres for $5.5 million.

•	Paid a dividend of $0.135 per share to stockholders of record on March 16, 2017.
CatchMark did not complete any timberlands acquisitions during the first quarter, but negotiated the acquisition of 11,031 acres of North Georgia timberlands, which closed late last month in a joint venture with the Missouri Department of Transportation & Patrol Retirement System (MPERS).
As of March 31, 2017, CatchMark had $174.3 million available under its credit facilities to help fund future acquisitions and fund share repurchases. During the quarter CatchMark repurchased $1 million of its shares at an average price of $10.60 under the $30 million stock repurchase program, which was approved by the board of directors on August 7, 2015. As of March 31, 2017, CatchMark may repurchase up to an additional $19.8 million under the program.
During the quarter, CatchMark also executed $70 million in interest rate swaps bringing its mix of floating-rate to fixed-rate debt into an approximate 50/50 balance, and the company continues to explore opportunities to reduce interest rate exposure and extend debt maturities.
Barag said: “We continue to achieve pricing premiums above South-wide averages because of our favorable locations and mill market advantages. Completed land sales and land sales under letter of intent also remain on target with our business plan. We will continue to be very selective in approaching acquisition opportunities, maintaining our criteria for prime stocking levels and sustainable harvest volumes over long-term holding periods. The joint venture strategy funds acquisitions with non-dilutive capital and enhances our ability to take advantage of a favorable acquisition market.”

Results for Three Months Ended March 31, 2017
CatchMark’s revenues decreased to $23.1 million for the three months ended March 31, 2017 from $27.2 million for the three months ended March 31, 2016 due to a decrease in timber sales revenue of $1.0 million and a decrease in timberland sales revenue of $3.2 million. Gross timber sales revenue decreased 6% as a result of a 14% decrease in harvest volume offset by increases in gross pricing. Harvest volumes were lower in 2017 due to several opportunistic stumpage sales contracts in 2016, which took advantage of demand increases attributable to wet weather. Gross pricing increased year-over-year since delivered sales as a percentage of total volume increased from 60% in the first quarter of 2016 to 81% in first quarter 2017. Delivered sales pricing includes a premium for logging costs as compared to stumpage prices. Net loss increased to $2.0 million for the three months ended March 31, 2017 from $0.6 million for the three months ended March 31, 2016 primarily due to a $1.3 million increase in interest expense.

	Three Months Ended March 31, 2016	Changes attributable to:		Three Months Ended March 31, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$8,532	$401	$(660)	$8,273
Sawtimber (2)	8,969	542	(1,292)	8,219
	$17,501	$943	$(1,952)	$16,492

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.
Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.
For the three months ended March 31, 2017, Adjusted EBITDA was $10.6 million, a $5.5 million decrease from the three months ended March 31, 2016, primarily due to a $2.0 million decrease in net timber sales and a $3.2 million decrease in net timberland sales.
Our reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2017 and 2016 follows:

	Three Months Ended March 31,
(in thousands)	2017	2016
Net loss	$(1,978)	$(587)
Add:
Depletion	6,057	7,784
Basis of timberland sold	3,517	7,327
Amortization (1)	304	217
Stock-based compensation expense	420	276
Interest expense (1)	2,294	1,079
Adjusted EBITDA	$10,614	$16,096

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call/Webcast
CatchMark will host a conference call and live webcast at 10 a.m. ET on Friday, May 5, 2017 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 496,800 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of March 31, 2017.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include that we are on track to meet our operating plan, that we are on course for delivering sustainable growth from our operations and maintaining a healthy dividend through executing our business plan and new institutional initiatives, and statements about our expectations regarding future pricing premiums, land sales, acquisitions and the impact of our joint venture strategy. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xi) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended, March 31,
	2017	2016
Revenues:
Timber sales	$16,492	$17,501
Timberland sales	5,450	8,666
Other revenues	1,183	1,014
	23,125	27,181
Expenses:
Contract logging and hauling costs	7,421	6,423
Depletion	6,057	7,784
Cost of timberland sales	3,872	7,699
Forestry management expenses	1,413	1,352
General and administrative expenses	2,478	2,047
Land rent expense	150	171
Other operating expenses	1,167	1,035
	22,558	26,511
Operating income	567	670

Other income (expense):
Interest income	11	11
Interest expense	(2,556)	(1,268)
	(2,545)	(1,257)
Net loss	$(1,978)	$(587)

Weighted-average common shares outstanding - basic and diluted	38,769	38,878

Net loss per share - basic and diluted	$(0.05)	$(0.02)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) March 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$7,739	$9,108
Accounts receivable	2,399	3,882
Prepaid expenses and other assets	6,403	4,815
Deferred financing costs, net	285	313
Timber assets:
Timber and timberlands, net	684,272	691,687
Intangible lease assets, less accumulated amortization of $939 and $938 as of March 31, 2017 and December 31, 2016, respectively	18	19
Total assets	$701,116	$709,824

Liabilities:
Accounts payable and accrued expenses	$4,250	$4,393
Other liabilities	3,121	3,610
Note payable and line of credit, less net deferred financing costs	320,983	320,751
Total liabilities	328,354	328,754

Commitments and Contingencies	—	—

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000 shares authorized; 38,753 and 38,797 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	388	388
Additional paid-in capital	604,860	605,728
Accumulated deficit and distributions	(233,954)	(226,793)
Accumulated other comprehensive income	1,468	1,747
Total stockholders’ equity	372,762	381,070
Total liabilities and stockholders’ equity	$701,116	$709,824

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(1,978)	$(587)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,057	7,784
Basis of timberland sold	3,517	7,327
Stock-based compensation expense	420	276
Noncash interest expense	262	189
Other amortization	42	28
Changes in assets and liabilities:
Accounts receivable	1,483	396
Prepaid expenses and other assets	(398)	(187)
Accounts payable and accrued expenses	(193)	157
Other liabilities	(906)	(613)
Net cash provided by operating activities	8,306	14,770

Cash Flows from Investing Activities:
Timberland acquisitions	(979)	(12,504)
Capital expenditures (excluding timberland acquisitions)	(2,195)	(737)
Net cash used in investing activities	(3,174)	(13,241)

Cash Flows from Financing Activities:
Proceeds from note payable	—	13,000
Financing costs paid	(30)	(787)
Dividends paid to common stockholders	(5,183)	(4,811)
Repurchase of common shares under the share repurchase program	(1,036)	(2,507)
Repurchase of common shares for minimum tax withholdings	(252)	(140)
Net cash (used in) provided by financing activities	(6,501)	4,755
Net (decrease) increase in cash and cash equivalents	(1,369)	6,284
Cash and cash equivalents, beginning of period	9,108	8,025
Cash and cash equivalents, end of period	$7,739	$14,309

SELECTED DATA

	2017	2016
	Q1	Q1
Timber Sales Volume ('000 tons)
Pulpwood	291	336
Sawtimber	220	261
Total	511	597

Delivered % as of total volume	81%	60%
Stumpage % as of total volume	19%	40%

Net timber sales price ($ per ton) (1)
Pulpwood	$13	$14
Sawtimber	$24	$24

Timberland Sales
Gross Sales ('000)	$5,450	$8,666
Acres Sold	2,824	4,982
Price per acre	$1,930	$1,739

Timberland Acquisitions, exclusive of transaction costs
Gross Acquisitions ('000)	$—	$12,170
Acres Acquired	—	8,738
Price per acre ($/acre)	$—	$1,393

Period End Acres ('000)
Fee	465	405
Lease	32	24
Total	497	429

(1) Net timber sales represents Timber Sales revenue net of Contract Logging and Hauling costs from the Consolidated Statement of Operations.